Exhibit 99.1
Rohit Kapoor Joins CA Technologies Board of Directors
ExlService CEO Brings Unique Experience in International Business
ISLANDIA, N.Y., April 7, 2011 — CA Technologies (NASDAQ:CA), today announced that Rohit Kapoor, 46, CEO of ExlService Holdings Inc. (NASDAQ: EXLS) has been elected to its Board of Directors effective immediately. The Board expects to name Kapoor to the Board’s Audit Committee.
“Rohit brings exceptional leadership credentials and international business accomplishments to our Board,” said Art Weinbach, chairman, CA Technologies. “His insight and expertise related to international operational efficiencies and expansion will be invaluable as we increase our global footprint. We are delighted to have him join us.”
Kapoor’s appointment brings the Board membership to 10, nine of whom are independent.
In 2008, Kapoor was named president and chief executive officer of ExlService Holdings, Inc., a provider of outsourcing and transformation services, and has served as a director since 2002. Kapoor previously served as ExlService Holdings’ chief operating officer and chief financial officer. He co-founded ExlService.com, Inc., a wholly owned subsidiary of ExlService Holdings, in April 1999, serving as its president and chief financial officer.
Prior to that, Kapoor served in several capacities at Deutsche Bank and Bank of America in the United States and Asia.
Kapoor holds a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, Delhi. He completed his master’s degree in business administration from the Indian Institute of Management, Ahmedabad in 1988.
About CA Technologies
CA Technologies (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments — from mainframe and distributed, to virtual and cloud. CA Technologies manages and secures IT environments and enables customers to deliver more flexible IT services. CA Technologies innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 relies on CA Technologies to manage evolving IT ecosystems. For additional information, visit CA Technologies at www.ca.com.
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